                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            STORMEDIA INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                             STORMEDIA INCORPORATED
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 1997
                            ------------------------

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of StorMedia Incorporated, a
Delaware corporation (the "Company") will be held on April 24, 1997 at 3:00 p.m., Pacific daylight savings time, at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California 95054, for the following purposes:

          1. To elect four (4) directors to serve for the ensuing year or until their successors are elected and qualified (Proposal 1);

          2. To ratify the appointment of KPMG Peat Marwick, LLP as independent auditors of the Company for the fiscal year ending December 31, 1997 (Proposal 2); and

          3. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

     Stockholders of record at the close of business on February 28, 1997 shall be entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,

                                          WILLIAM J. ALMON
                                          Chairman of the Board and Chief
                                          Executive Officer

Santa Clara, California
March 21, 1997

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                             STORMEDIA INCORPORATED
                                385 REED STREET
                         SANTA CLARA, CALIFORNIA 95050

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of StorMedia Incorporated (the "Company") for use at the Annual Meeting of Stockholders to be held at the Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95054 on April 24, 1997 at 3:00 p.m., Pacific daylight savings time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's principal office is located at 385 Reed Street, Santa Clara, California 95050 and its telephone number is (408) 327-8400. These proxy solicitation materials were mailed on or about March 25, 1997 to all stockholders entitled to vote at the meeting.

RECORD DATE AND SHARE OWNERSHIP

     Stockholders of record at the close of business on February 28, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. At the Record Date, 13,299,655 shares of the Company's Class A Common Stock, $0.013 par value, and 4,362,001 shares of Class B Common Stock, $0.013 par value, were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Henry Lo) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each share of Class A Common Stock has one vote on all matters. Class B Common Stock is not entitled to vote except upon the occurrence of a "Voting Event" (as defined in the Company's Amended and Restated Certificate of Incorporation). None of the matters set forth herein constitute a Voting Event.

     The cost of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. (the "Solicitor") to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay the Solicitor a fee not to exceed $3,500 for its services and will reimburse it for reasonable out-of-pocket expenses estimated to be an additional $3,500. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The Company's Bylaws provide that stockholders holding a majority of the outstanding shares of the corporation entitled to vote on the Record Date and represented by person or by proxy shall constitute a quorum at meetings of stockholders. Shares that are voted "FOR," "AGAINST" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as "entitled to vote on the subject matter" (the "Votes Cast") at the Annual Meeting with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, with the exception of the proposal for the election of directors, abstentions will have the same effect as a vote against the proposal. Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company no later than November 21, 1997 and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for such persons, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with.

STOCKHOLDER INFORMATION

     A copy of the Company's Annual Report on Form 10-K, including financial statements and schedules is enclosed with these proxy solicitation materials. IN COMPLIANCE WITH RULE 14A-3 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES THERETO. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO STORMEDIA INCORPORATED, 385 REED STREET, SANTA CLARA, CALIFORNIA 95050, ATTENTION: INVESTOR RELATIONS.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of four (4) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the four nominees named below, all of whom are presently directors of the Company. Each nominee has consented to be named a nominee in this Proxy Statement and to continue to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve until the next Annual Meeting of Stockholders or until such director's successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

     The names of the nominees and certain information about them, are set forth below:

                                                                                      DIRECTOR
        NAME OF NOMINEE          AGE               PRINCIPAL OCCUPATION                SINCE
-------------------------------- ---   ---------------------------------------------  --------
William J. Almon................ 64    Chief Executive Officer and Chairman of the      1994
                                       Board of Directors of the Company
John A. Downer(1)(2)............ 39    Vice President, Prudential Equity Investors,     1994
                                       Inc.
Francis J. Lunger(1)............ 51    Chief Financial Officer, Oak Industries Inc.     1994
Mark S. Rossi(2)................ 40    President, Prudential Equity Investors, Inc.     1994

---------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years.

     Mr. Almon has served as Chairman of the Board of Directors and Chief Executive Officer since the Company's organization in May 1994, and served as President from its organization to May 1995. Prior to joining the Company, Mr. Almon served as an independent consultant from February 1993 until May 1994 and as President, Chief Operating Officer and a director of Conner Peripherals, Inc. from December 1989 to February 1993.

     Mr. Lunger has served as Senior Vice President and Chief Financial Officer of Oak Industries Inc., since November 1995. From March 1994 until August 1995, Mr. Lunger served as Chief Administrative Officer, and from August 1995 until November 1995, as Acting Chief Executive Officer of Nashua Corporation. From January 1983 until March 1994, Mr. Lunger served as a Vice President of Raychem Corporation, most recently serving as Vice President and General Manager of the Interconnect Components and Medical Division.

VOTE REQUIRED

     Directors will be elected by a plurality vote of the shares of the Company's Class A Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the four candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but because directors are elected by a plurality vote, will have no impact once a quorum is present. See "Information Concerning Solicitation and Voting -- Quorum; Abstentions; Broker Non-Votes."

               MANAGEMENT RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                           THE NOMINEES LISTED ABOVE

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of eight meetings and took a total of seven actions by written consent during the fiscal year ended December 31, 1996. No director serving during such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served. The Board of Directors has two committees, the Audit Committee and the Compensation Committee.

     The Audit Committee of the Board of Directors which consists of Messrs. Downer and Lunger, held one meeting during the last fiscal year. The Audit Committee reviews and advises the Board of Directors regarding the Company's accounting matters and is responsible for reviewing and recommending the annual appointment of the independent public accountants, recommending the engagement of the Company's independent public accountants and the services to be performed by them, and reviewing and evaluating the accounting principles being applied to the Company's financial reports.

     The Compensation Committee of the Board of Directors which consists of Messrs. Downer and Rossi, held two meetings during the last fiscal year. The Compensation Committee reviews and advises the Board of Directors regarding all forms of compensation to be provided to the officers, employees, directors and consultants of the Company.

     The Board of Directors has no nominating committee or any committee performing such functions.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives a fee of $2,000 per quarter, plus $1,000 for each Board meeting attended and $500 for each Board committee meeting attended.

     The Director Plan provides for the automatic and non-discretionary grant of nonqualified stock options to purchase 12,000 shares of the Company's Class A Common Stock to directors who are not employed by the Company nor are stockholders of the Company ( "Outside Director") on the last to occur of the adoption of the plan or the date upon which such person first becomes a director ("Initial Option"). Thereafter, each Outside Director is automatically granted an option to purchase 3,000 shares of Class A Common Stock on April 1 of each year, beginning April 1, 1996 ("Subsequent Option"), provided he or she has served as a director for at least six months as of such date. The exercise price of options granted under the Director Plan is 100% of the fair market value of the Company's Class A Common Stock on the date of grant. Initial Options vest and become exercisable as to 25% of the shares on each anniversary of the date of grant. Subsequent Options vest and become exercisable as to 100% of the shares on the fourth anniversary of the date of grant.

     In February 1995, Mr. Lunger was granted an Initial Option to purchase 12,000 shares of Class A Common Stock at an exercise price of $2.67 per share. On April 1, 1996, a Subsequent Option to purchase 3,000 shares of Class A Common Stock was granted to Mr. Lunger at an exercise price of $16.17, and on April 1, 1997, a Subsequent Option to purchase 3,000 shares of Class A Common Stock will automatically be granted to Mr. Lunger at an exercise price equal to the fair market value on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Rossi and Downer. Mr. Almon also participates in discussions regarding salaries and incentive compensation for all employees (including officers) and consultants to the Company, except that Mr. Almon is excluded from discussions regarding his own salary and incentive compensation.

                                  PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that stockholders vote for ratification of such appointment. Representatives of KPMG Peat Marwick, LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

     The ratification of the appointment of KPMG Peat Marwick, LLP requires the affirmative vote of a majority of the shares of the Company's Class A Common Stock present or represented and entitled to vote on this subject matter at the meeting. An abstention is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting. See "Information Concerning Solicitation and Voting -- Quorum; Abstentions; Broker Non-Votes."

               MANAGEMENT RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
           RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK, LLP

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock as of the Record Date by (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the Company's Class A Common Stock, (ii) each director, (iii) each of the Company's executive officers named in the Summary Compensation Table appearing herein, and (iv) all of the Company's directors and executive officers as a group. Other than the provisions set forth in its Amended and Restated Certificate of Incorporation with respect to the rights of the Class B Common Stock to vote upon the occurrence of certain "Voting Events" as defined therein, the Company knows of no agreements among its stockholders which relate to voting or investment power of its shares of Class A Common Stock.

                                                                       BENEFICIAL OWNERSHIP(1)
                                                                -------------------------------------
                       NAME AND ADDRESS                         NUMBER OF SHARES     PERCENT OF TOTAL
--------------------------------------------------------------  ----------------     ----------------
Prudential Private Equity Investors III, LP (2)...............      1,375,499              10.42
  717 Fifth Avenue
  New York, NY 1002
William J. Almon(3)...........................................      1,265,124               9.59
Mark S. Rossi(4)..............................................      1,375,499              10.42
John A. Downer(4).............................................      1,375,499              10.42
Francis J. Lunger(5)..........................................          6,500                  *
Stephen M. Abely(6)...........................................         21,283                  *
Atef Eltoukhy(7)..............................................            545                  *
Michael E. Oxsen(8)...........................................         42,915                  *
Sherman Silverman(9)..........................................         24,081                  *
All directors and executive officers as a group (8
  persons)(10)................................................      2,735,947              20.73

---------------

  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to purchase shares of Class A Common Stock which are currently exercisable or will become exercisable within 60 days of the Record Date, are deemed to be outstanding for purposes of computing the percentage of the shares held by an individual but are not outstanding for purposes of computing the percentage of any other person. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them.

 (2) Does not include 4,362,001 shares of Class B Common Stock (representing 100% of the outstanding shares of Class B Common Stock) which are convertible into shares of Class A Common Stock on a one for one basis under certain conditions set forth in the Company's Amended and Restated Certificate of Incorporation.

 (3) Includes 431,250 shares subject to outstanding options held by Mr. Almon which are exercisable within 60 days of the Record Date.

 (4) Messrs. Rossi and Downer are President and Vice President, respectively, of the general partner of Prudential Private Equity Investors III, LP and, as such, may be deemed to beneficially own the shares owned by such partnership. Mr. Rossi and Mr. Downer each disclaim personal beneficial ownership of any or all of these shares except to the extent of their respective individual proportionate ownership interests therein.

 (5) Includes 6,500 shares subject to outstanding options held by Mr. Lunger which are exercisable within 60 days of the Record Date.

 (6) Includes 21,283 shares subject to outstanding options held by Mr. Abely which are exercisable within 60 days of the Record Date.

 (7) No shares subject to outstanding options held by Mr. Eltoukhy are exercisable within 60 days of the Record Date.

 (8) Includes 27,364 shares subject to outstanding options held by Mr. Oxsen which are exercisable within 60 days of the Record Date.

 (9) Includes 12,831 shares subject to outstanding options held by Mr. Silverman which are exercisable within 60 days of the Record Date.

(10) Includes 499,228 shares subject to outstanding options which are exercisable within 60 days of the Record Date. See footnotes 3, and 5 through 9 above. Excludes 4,362,001 shares of Class B Common Stock owned by Prudential Private Equity Investors III, L.P., an entity affiliated with certain directors.

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the other four most highly compensated executive officers, information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during 1996. For the period from May 20, 1994 through December 31, 1994 William J. Almon was the only executive officer whose salary and bonus exceeded $100,000. Prior to May 20, 1994, the date of the Company's inception, no compensation was paid to any individual.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                          ANNUAL COMPENSATION               COMPENSATION
                                                ----------------------------------------       AWARDS
                                                               (1)        OTHER ANNUAL      ------------
     NAME AND PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)    COMPENSATION($)     OPTIONS(#)
--------------------------------------  ----    ---------    --------    ---------------    ------------
William J. Almon......................  1996     254,615      25,000           4,835(3)             --
  Chairman of the Board of Directors    1995     226,925      34,715           4,835(3)             --
  and Chief Executive Officer           1994     116,157(2)      200          54,823(4)        731,250
Michael E. Oxsen......................  1996     205,768      25,000           2,500(6)         50,000
  President and Chief Operating
     Officer                            1995     179,808(5)       --              --           112,500
                                        1994      91,269          --              --                --
Atef Eltoukhy.........................  1996     204,615      35,000           2,500(6)         50,000
  Senior Vice President Chief           1995     176,923          --              --           112,500
  Technical Officer                     1994      43,846          --              --                --
Stephen M. Abely......................  1996     164,615      25,000           2,500(6)         50,000
  Chief Financial Officer and           1995     143,848          --              --            56,250
  Assistant Secretary                   1994      76,195          --              --                --
Sherman Silverman.....................  1996     177,844      25,000              --            50,000
  Vice President, Sales and Marketing   1995     168,431(5)       --              --            56,250
                                        1994      88,470          --              --                --

---------------
(1) Includes amounts paid in 1996 for services rendered in 1995.

(2) Period from May 20, 1994 to December 31, 1994.

(3) Represents $4,835 in premiums paid on a $1 million life insurance policy, the proceeds of which are payable to Mr. Almon's estate ("Life Insurance Policy").

(4) Represents premiums paid on Life Insurance Policy, and $50,000 paid in consideration of Mr. Almon's personal guarantee of certain loans on behalf of the Company.

(5) Includes amounts paid in lieu of vacation time.

(6) Represents the Company's matching contribution to its 401(k) Plan.

STOCK OPTION GRANTS AND EXERCISES

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                                 VALUE
                                             INDIVIDUAL GRANTS                             OF ASSUMED ANNUAL
                       --------------------------------------------------------------            RATES
                                               % OF TOTAL                                    OF STOCK PRICE
                           NUMBER OF            OPTIONS                                     APPRECIATION FOR
                           SECURITIES          GRANTED TO      EXERCISE                      OPTION TERM(3)
                       UNDERLYING OPTIONS     EMPLOYEES IN      PRICE      EXPIRATION    ----------------------
         NAME            GRANTED(#)(1)       FISCAL YEAR(2)     ($/SH)        DATE        5%($)        10%($)
---------------------- ------------------    --------------    --------    ----------    -------      ---------
William J. Almon......           --                 --              --             --         --             --
Michael E. Oxsen......       50,000                3.2          $15.50       12/27/06    487,393      1,235,150
Atef Eltoukhy.........       50,000                3.2          $15.50       12/27/06    487,393      1,235,150
Stephen M. Abely......       50,000                3.2          $15.50       12/27/06    487,393      1,235,150
Sherman Silverman.....       50,000                3.2          $15.50       12/27/06    487,393      1,235,150

---------------
(1) See "Other Employee Benefit Plans" for a description of the terms of the Company's option plans.

(2) The Company granted options to purchase an aggregate of 1,353,135 shares of Class A Common Stock to all employees other than executive officers and granted options to purchase an aggregate of 200,000 shares of Class A Common Stock to all executive officers as a group (5 persons), during fiscal 1996.

(3) This column sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of grant of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Class A Common Stock prices. The Company does not necessarily agree that this method properly values an option. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions and the timing of option exercises, if any.

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options exercised during the fiscal year ended December 31, 1996 and the value of unexercised options at such date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                        SHARES                            OPTIONS/SARS AT               IN-THE-MONEY OPTIONS AT
                      ACQUIRED ON      VALUE          DECEMBER 31, 1996(#)(2)           DECEMBER 31, 1996($)(3)
                       EXERCISE       REALIZED     -----------------------------     -----------------------------
        NAME              (#)          ($)(1)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------  -----------     --------     -----------     -------------     -----------     -------------
William J. Almon....         --             --       431,250               --          6,871,969              --
Michael E. Oxsen....     42,048        711,985        28,249          125,953            405,232       1,120,796
Atef Eltoukhy.......     33,509        452,654         3,038          125,953             43,580       1,120,796
Stephen M. Abely....     35,298        567,031        16,726           87,976            239,934         576,016
Sherman Silverman...     33,750        662,325        18,274           87,976            262,141         576,016

---------------
(1) Calculated by determining the difference between the closing price of the Company's Class A Common Stock on the Nasdaq National Market on the date of exercise and the exercise price of the options.

(2) The Company has not granted any stock appreciation rights and its stock plans do not provide for the granting of such rights.

(3) Calculated by determining the difference between the fair market value of the securities underlying the options at year end ($16.13 per share) and the exercise price of the options.

EMPLOYMENT AGREEMENTS

     The Company has no employment contracts with any of its officers, and has no compensatory plan or arrangement which is activated upon resignation, termination or retirement of any such officer upon a change in control of the Company. Both the NSO Plan (defined below) and the Director Plan provide for the accelerated vesting of all outstanding options upon a change in control. However, because competition for talented employees is intense, the Company may in the future consider entering into severance agreements with certain of its key employees.

OTHER EMPLOYEE BENEFIT PLANS

  1994 Stock Option Plans

     In June 1994, the Board of Directors and the stockholders of the Company approved the 1994 Incentive Stock Option Plan (the "ISO Plan") and the 1994 Non-Qualified Stock Option Plan (the "NSO Plan", jointly the "Plans"), both of which were amended and restated in March 1995. A total of 3,131,250 shares of Class A Common Stock have been reserved for issuance under the ISO Plan and a total of 1,518,750 shares of Class A Common Stock have been reserved for issuance under the NSO Plan. As amended, the ISO Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as the granting to employees and consultants of nonqualified stock options. The NSO Plan provides for the grant of nonqualified stock options to employees (including officers) and consultants. The purposes of the Plans are to attract and retain the best available personnel to the Company and to encourage stock ownership by employees of the Company to give them a greater personal interest in the success of the Company.

     The Plans are currently administered by the Board of Directors or by a committee of the Board (the "Administrator"). The Administrator has the power to determine the persons to whom options are granted and the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof. Generally, options granted under the ISO Plan become exercisable with respect to 6/48ths of the shares covered by the option six months after the date of grant, and thereafter vest and become exercisable at a rate of 1/48th of the shares subject to the option each month, with the option being fully exercisable four years after the date of grant. Certain options granted under the NSO Plan become exercisable seven years after the date of the grant, subject to acceleration of such vesting upon the achievement of certain financial objectives. Other options granted under the NSO Plan vest over four years, with vesting commencing 11 months after the date of grant and the shares vesting ratably over the ensuing 36 months. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the Company's assets, the options granted under the ISO Plan may be assumed by the successor company, and, if they are not assumed, become fully exercisable immediately prior to the closing of such transaction. Options granted under the NSO Plan become fully exercisable immediately prior to the closing of such a merger or sale of assets. The Plans terminate in June 2004.

     The exercise price of incentive stock options granted under the Plans must be at least equal to the fair market value of the shares on the date of grant. Nonqualified options granted under the NSO Plan may be granted at such exercise prices as the Administrator approves. No options have been granted at prices less than 100% of the fair market value on the date of grant, as determined by the Board of Directors. The term of options granted under the Plans may not exceed ten years. No option granted under the Plans may be transferred by the optionee other than by will or the laws of descent or distribution and each option may be exercised, during the lifetime of the optionee, only by such optionee.

     As of December 31, 1996, there were options outstanding under the ISO Plan to purchase 1,532,819 shares of Class A Common Stock at a weighted average exercise price of $8.46 per share. As of December 31, 1996, 536,107 shares of Class A Common Stock had been issued (net of repurchases) pursuant to option exercises under the ISO Plan and 1,062,324 shares remained available for future option grants.

     As of December 31, 1996, there were options outstanding under the NSO Plan to purchase 725,395 shares of Class A Common Stock at a weighted average exercise price of $0.40 per share. As of December 31, 1996, 793,355 shares of Class A Common Stock had been issued pursuant to option exercises under the NSO Plan and no shares remained available for future grant.

  1995 Employee Stock Purchase Plan

     In April 1995, the Board of Directors and the stockholders of the Company approved the 1995 Employee Stock Purchase Plan (the "Purchase Plan") which became effective on May 4, 1995. The purpose of the Purchase Plan is to provide employees who are employed by the Company on the first day of a given offering period an opportunity to purchase Class A Common Stock of the Company through accumulated payroll deductions. The Purchase Plan was amended in March 1996 and subsequently approved by the stockholders at the 1996 Annual Meeting. A total of 412,500 shares of Class A Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, was initially implemented with an offering period which commenced simultaneously with the initial public offering and ended approximately 12 months later on May 10, 1996. As amended, the Purchase Plan provides for overlapping 24-month offering periods which commence on the first trading day on or after May 15 and November 15 of each year. Each offering period consists of four purchase periods of approximately six months in length and four exercise dates which occur on the last day of each purchase period. The first purchase period commences on the enrollment date and ends approximately 6 months later. The purchase price for the shares is an amount equal to 85% of the fair market value of a share of Class A Common Stock (as defined in the Purchase
Plan) on either the enrollment date the exercise date, whichever is lower.

     As of December 31, 1996, 181,104 shares had been issued under the Purchase Plan and 231,396 shares remained available for future issuance.

  401(k) Plan

     The Company sponsors a 401(k) Plan, under which eligible employees may contribute, on a pre-tax basis, up to 15% of the employee's total annual income from the Company excluding bonuses, subject to certain IRS limitations. All full-time employees who have attained age 18 are eligible to participate in the plan. The Company matches up to 50% of an employee's contribution, not to exceed $2,500 per employee. All contributions are allocated to the employee's individual account and, at the employee's election, are invested in one or more investment funds available under the plan. Contributions are fully vested and nonforfeitable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1994, the Company acquired substantially all of the assets and certain of the liabilities of the film disk division of Nashua Corporation ("Nashua"). In connection with such acquisition, the Company entered into a supply agreement with Nashua for the supply of certain substrates used in the manufacture of the Company's disks. Under the supply agreement the Company is required to purchase 75% of its requirements for such substrates from Nashua during a two-year period following the closing of the acquisition. Francis J. Lunger, a director of the Company, was Chief Financial Officer of Nashua until November 1995.

     The Company purchases equipment from H&R Consultants, a company owned and controlled by the brother-in-law of Mr. Oxsen, the President and Chief Operating Officer of the Company. During 1996 the Company purchased approximately $5.2 million in equipment from such company. All transactions were conducted on an arms-length basis.

     In the first quarter of 1997, the Company entered into certain agreements with HDI Instrumentation, Inc., ("HDI") including the license of certain intellectual property rights relating to the measurement of lubricant, in exchange for shares of HDI's Series A Preferred Stock. Mr. Almon, the Company's Chief Executive Officer and Chairman of the Board of Directors, and Dr. Eltoukhy, the Company's Chief Technical Officer, each purchased 60,000 shares of HDI's Series A Preferred Stock at $1.00 per share. The transaction was approved by the disinterested members of the Company's Board of Directors.

     The Board of Directors has adopted a policy which provides that all material transaction with affiliates must be on terms no less favorable to the Company than those available from unaffiliated third parties and must be approved by a majority of the disinterested members of the Board of Directors.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Exchange Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 12 shall not be incorporated by reference into any such filings.

GENERAL

     The Compensation Committee (the "Committee") of the Board of Directors establishes the overall executive compensation strategies of the Company and approves compensation elements for the chief executive officer and other executive officers. The Committee is comprised of two of the independent, non-employee members of the Board of Directors, neither of whom have interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems appropriate to obtain.

     The compensation philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is tailored to the Company's accomplishment of business strategies, objectives and initiatives. Accordingly, the Committee follows a compensation strategy which has used vesting terms to incentivize and reward executives as the Company addresses the challenges associated with growth. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decisions with a view towards the Company's overall financial performance. The Committee strives to structure each officer's overall compensation package to enable the Company to attract, retain and reward personnel who contribute to the success of the Company.

EXECUTIVE OFFICER COMPENSATION

     The Committee's executive compensation policies are designed to enhance the financial performance of the Company and thus stockholder value, by aligning the financial interests of the key executives with those of the stockholders. The executive compensation program is viewed in total considering all of its component parts: base salary, a discretionary performance-based annual bonus and long-term incentive opportunity in the form of stock options and stock ownership. The annual compensation component consists of base salaries which are generally competitive with those offered by other companies in the industry at similar phases of growth. In determining individual salaries, the Committee considers the individual experience, performance and breadth of responsibilities of each executive officer within the Company in light of the accomplishment of business strategies, objectives and initiatives set forth by the Board periodically. These factors are reviewed for each executive officer annually. In addition to base salary, during 1996, the Committee approved discretionary annual bonuses to the executive officers, based on performance. The Committee did not adopt a formal bonus plan during 1996.

     The Company's ISO Plan and NSO Plan (collectively "Option Plans") and Purchase Plan are long-term incentive plans for all employees. These plans are intended to align stockholder and employee interest by creating a direct link between long-term rewards and the value of the Company's shares. The Committee believes that long-term stock ownership by executive officers and all employees is an important factor in achieving both above average growth in share value and retaining valued employees. Since the value of an option bears a direct relationship to the Company's stock price, the Committee believes that options motivate executive officers to manage the Company in a manner which will benefit all stockholders.

     The Option Plans authorize the Committee to award available stock options to employees at any time. Options are generally granted at the time of initial employment with the Company, and at later dates at the discretion of the Committee. The size of the initial and later grants are determined by a number of factors including comparable grants to executive officers and employees by other companies which compete in the Company's industry. The exercise price per share of the stock options is generally equal to the prevailing market value of a share of the Company's Class A Common Stock on the date the options are granted.

     The Company has adopted certain broad-based employee benefit plans in which all employees, including the executive officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans.

CEO COMPENSATION

     Compensation for the Chief Executive Officer aligns with the philosophies and practices described above for executive officers in general. In June 1996, Mr. Almon's base salary was increased from $250,000 to $290,000. However, the increase was temporarily rescinded between July 1996 and December 1996, due to a down-turn in the Company's performance. The Board reinstated Mr. Almon's salary increase effective January 1997. Mr. Almon was also paid a bonus of $25,000 for his services rendered during 1996. No options have been granted to Mr. Almon since the Company's inception in May 1994.

                                          COMPENSATION COMMITTEE

                                          John A. Downer
                                          Mark S. Rossi

                        COMPANY STOCK PRICE PERFORMANCE

     The following graph demonstrates a comparison of cumulative total stockholder returns, calculated on a dividend reinvestment basis and based upon an initial investment of $100 in the Company's Class A Common Stock as compared with the Nasdaq Stock Market -- US Index and the Nasdaq Computer Manufacturer Index. No cash dividends have been declared or paid on the Company's Class A Common Stock during such period. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The Company's Class A Common Stock began trading on the Nasdaq National Market on May 4, 1995. The graph reflects the Company's stock price performance from the initial public offering through the end of fiscal 1996.


               COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
        AMONG STORMEDIA INCORPORATED, THE NASDAQ STOCK MARKET-US INDEX
                  AND THE NASDAQ COMPUTER MANUFACTURER INDEX

                         STORMEDIA       NASDAQ STOCK      NASDAQ COMPUTER
MEASUREMENT PERIOD      INCORPORATED       MARKET-US         MANUFACTURER
5/04/95                 100              100               100
12/95                   228              125               141
12/96                   151              154               190


-----------------
* $100 INVESTED ON 5/04/95 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: March 21, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             STORMEDIA INCORPORATED
                       1997 ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 24, 1997

         The undersigned stockholder of StorMedia Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 21, 1997, and hereby appoints William J. Almon and Stephen M. Abely, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of StorMedia Incorporated to be held on April 24, 1997, at 3:00 p.m. Pacific daylight savings time, at the Santa Clara Marriott Hotel, located at 2700 Mission College Blvd., Santa Clara, California 95054, and at any adjournment(s) thereof and to vote all shares of Class A Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

      1.   ELECTION OF DIRECTORS:  ___   FOR all nominees listed below
                                         (except as indicated).

                                   ___   WITHHOLD authority to vote for
                                         all nominees listed below.

           IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST
           BELOW:

             William J. Almon   John A. Downer  Francis J. Lunger  Mark S. Rossi


      2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK, LLP AS INDEPENDENT AUDITORS:

                    ____  FOR             ____ AGAINST         ____ ABSTAIN


and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.


Dated: ________________, 1997                ___________________________________
                                                          Signature



                                             ___________________________________
                                                          Signature

         (THIS PROXY SHOULD BE MARKED, DATED, SIGNED BY THE STOCKHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON, AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.)